EXHIBIT 6.1

CONFIDENTIAL

RESTATED AND AMENDED

PRODUCT LICENSE AND COMMERCIALIZATION AGREEMENT

This Agreement (“Agreement") is made and entered into on December 21, 2022 by and between Zhittya Genesis Medicine, Inc. (“ZGM”), a Delaware corporation, with its principal place of business located at 3017 Carbondale Street, Las Vegas, Nevada 89135, and Wund Healing BioPharmaceuticals Inc. ("WUND"), a Nevada corporation, with its principal place of business located at 9501 Royal Windsor Avenue, Las Vegas, NV 89149.

WHEREAS, ZGM is the owner of and has the right to grant licenses with respect to certain Technology (as hereinafter defined), the Trademark (as hereinafter defined), and the Product (as hereinafter defined); and

WHEREAS, WUND wished to obtain the exclusive right to Commercialize the Product (as hereinafter defined) as ZGM's exclusive distributor of such Product in the Territory (as hereinafter defined), and to utilize ZGM's Trademark (as hereinafter defined), and to identify the Product in connection with Commercialization in the Territory, and ZGM wishes to grant such rights to WUND on the terms and conditions set forth in this Agreement; and

WHEREAS, ZGM wished to grant to WUND an exclusive license to the Technology and regulatory approvals and the Trademark solely for use in Commercializing the Product in the Territory related to the Licensed Use (as hereinafter defined), and WUND wishes to receive such license, on the terms and subject to the conditions set forth in this Agreement; and ZRM and WUND entered into a Product License and Commercialization Agreement (“Base Agreement”) dated May 17, 2016; and Amended on October 30, 2019; and.

WHEREAS, changes in circumstances and planning caused the Parties (hereinafter defined) to make certain revisions and adjustments to the terms of their deal; and the Parties agreed, for their mutual convenience and the avoidance of any misunderstanding, to execute a new document confirming and restating their mutual understanding with the necessary changes and additions included therein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, ZGM and WUND hereby agree as follows:

This Agreement amends and replaces in its entirety the previous Base Agreement as Amended by the Parties reflecting revised planning, progress to date and changed circumstances.

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Article 1. DEFINITIONS

The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

1.1. "Affiliate" of a Party means any corporation or other business entity directly or indirectly controlled by, or under common control with, such Party. As used herein, the term "control" means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more, or the ownership percentage as required under local jurisdiction, of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be deemed to confer control. However, the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

1.2. "Agreement" means this agreement, together with all appendices, addenda, exhibits and schedules hereto, as the same may be amended or supplemented in accordance with the terms hereof.

1.3. "Applicable Law" means all laws (including common law and court decisions), ordinances, rules and regulations applicable to this Agreement or the activities contemplated hereunder, including without limitation the US Federal Food, Drug, and Cosmetic Act, the Canadian Food and Drugs Act the General Health Law in Mexico, and all other applicable national and sub-national statutes and regulations including without limitation those concerning anti-trust, fair trade, consumer protection, official or other corruption, anti-kickback, tax and relating to requirements concerning Product, Development, and Commercialization activities in the Territory.

1.4. “Commercialize” or “Commercialization” means any and all activities arising from or related to marketing, promoting, manufacturing, packaging and distributing approved Product, offering for sale and selling of Product in the Territory, and any and all direct and indirect commercial activities necessary, desirable, and/or appropriate to maximize revenues for each Product in the Territory. Such necessary, desirable, and/or appropriate activities include but are not limited to sales, marketing, medical education, developing relationships with relevant stakeholders, advocacy efforts, promotion and support activities for patients, caregivers, providers, and payers.

1.5. “Commercially Reasonable Efforts” of a Party means those efforts consistent with the exercise of its prudent business and scientific or technical judgment as applied to other commercialization efforts for products of similar scientific and commercial potential within comparable product lines in the pharmaceutical industry.

1.6. “Confidential Information” has the meaning set forth in Section 9.1 hereof.

1.7. "Coordination Committee" means the committee consisting of appointed participants from ZGM and WUND as described in Section 5.1 hereof.

1.8. "Cost of Goods" means the price at which WUND purchases Product from ZGM.

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1.9. “CSO" means a contract sales organization that is engaged by WUND to perform services to assist in promoting or marketing the Product.

1.10. “Development” or “Develop” means preclinical and clinical drug development activities, including, among other things: test methodology and stability testing, toxicology, formulation, process development, manufacturing scale-up, manufacturing development, quality assurance/quality control, statistical analysis, report writing, clinical studies, regulatory affairs, product approval and registration. For the purposes of this Agreement, Development shall include, without limitation, Pre-Phase I, Phase I, Phase II, Phase IIB, Phase III, Phase IIIB and Phase IV Clinical Trials. When used as a verb, "Develop" means to engage in Development.

1.11. “Dollars” or “$” means United States Dollars.

1.12. "Effective Date" of this Agreement means January 1, 2023.

1.13 "Good Manufacturing Practices" (“GMP”) means all current good manufacturing practices as defined under 21 USC ss. 351(a)(2)(B) and the FDA regulations promulgated thereunder, as are in effect at the time.

1.14. "GAAP" shall mean the then current applicable Generally Accepted Accounting Principles in the United States consistently applied as recognized or accepted by the United States Securities and Exchange Commission and the Financial Accounting Standards Board. As used herein, "GAAP" shall also include cost accounting principles and procedures that are generally accepted in the United States.

1.15. "Government Authority" (“GA”) means any national, state, local or foreign governmental agency, office, person or body with jurisdiction and responsibility to act on a matter under then Applicable Law.

1.16. “Indication” means the basis for initiation of a treatment for a disease or of a diagnostic test; may be furnished by a knowledge of the cause (causal indication), by the symptoms present (symptomatic indication), or by the nature of the disease (specific indication).

1.17. "Information" means all information including, but not limited to, screens, models, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, costs, sales, manufacturing data, and patent and legal data or descriptions (to the extent disclosure thereof would not result in loss or waiver of privilege or similar protection) and methods as each of the foregoing relate to the Product and is controlled by a Party or its Affiliates.

1.18. “Injectable, Infusion and Intranasal Drugs” means ZGM’s Product applications that are delivered under the skin, directly into a muscle, directly into the blood stream, directly into heart muscle via catheter delivery, directly into the brain (intracerebroventricular), delivered intranasally or inhaled for respiratory disorders for Licensed Use containing recombinant human fibroblast growth factor-1 (FGF-1) and any current or future modifications to the active FGF-1 component, formulation, content and packaging of that product. ZGM’s portfolio of Injectable and Infusion Drugs includes the potential drug treatment for the remediation and/or cure of the following medical indications: (1) Parkinson’s Disease; (2) Stroke; (3) Multi-infarct Dementia; (4) Coronary Heart Disease; (5) Peripheral Artery Disease; (6) Lumbar Ischemia; (7) Chronic Traumatic Encephalopathy (CTE); (8) Traumatic Brain Injury (TBI); (9) Alzheimer’s Disease; (10) Huntington’s Disease; (11) Amyotrophic Lateral Sclerosis (ALS); (12) Chronic Depression, (13) Post Traumatic Stress Disorder (PTSD), (14) Multiple Sclerosis (MS) and (15) Multiple Systems Atrophy (MSA). If ZGM discovers additional potential medical indications that may be amenable to treatment with FGF-1 by injection or infusion, these indications can be added to the Product covered by this Agreement with the written agreement of the Parties.

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1.19. “Label” means the Regulatory Approved content and format for prescribing and use of the Product for a specific disease or condition. Additionally, a Product may have been granted by Government Authority an additional Indication(s) (as hereinafter defined) for its use, with such Indication specifying the specific additional uses of the drug that have been approved by the Government Authority for an additional disease or condition. A Product may receive multiple Indications in addition to its original Labeling.

1.20. “Licensed Use” means use of the Product for those medical indications for which Regulatory Approval has been granted as defined in the Product Registration and the Label.

1.21. “Marketing Plan(s)” shall mean a marketing plan or plans for specified periods which set forth promotion, Detailing and marketing tactics and strategies related to the Commercialization of Product in the Territory.

1.22. “Milestone Payments” means those payment obligations of WUND arising from or related to certain actions or events contained in Article 3 hereof and listed in detail in Exhibits A and B of this Agreement.

1.23. “Operating Profit” means net revenues (gross revenues less returns), less all direct costs associated with Commercialization of the Product, including but not limited to direct sales costs, direct marketing costs, direct Product cost, direct Product support costs, etc. Direct costs specifically exclude executive salaries and corporate overhead costs that do not directly relate to Commercialization (such as facility expenses). Net revenues less all direct costs shall equal Operating Profit.

1.24. “Party” means ZGM or WUND and, when used in the plural, Parties shall mean both ZGM and WUND.

1.25. "Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership, limited liability company, or other business entity, or any government agency, political subdivision, or any official or agent thereof.

1.26. "Phase I Clinical Trial" or "Phase I" means the introduction of an investigational new drug (“IND”) to an initial pool of humans. These studies are closely monitored, and are usually conducted in healthy volunteer subjects. These studies are designed to determine the metabolic and pharmacologic actions of the drug in humans, any side effects associated with dosage levels, and, if possible, to obtain initial data on effectiveness as defined in 21 C.F.R. ss. 312.21(a) for the FDA and equivalent procedures and requirements in other countries. During Phase I, sufficient information about the drug's pharmacokinetics and pharmacological effects should be obtained to permit the design of well-controlled, scientifically valid, Phase II studies.

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1.27. “Phase II Clinical Trial” or “Phase II” means a human clinical trial conducted for trials of a Product usually on a larger number of patients with the condition meant to be treated. This is for the purposes of collecting data on dosage, evaluating safety and collecting preliminary information regarding efficacy in the proposed therapeutic indication, as defined in 21 C.F.R. ss. 312.21(b) for the FDA, and equivalent procedures in other countries. Phase II studies are sometimes divided into Phase IIA and Phase IIB. Phase IIA is designed to assess dosing requirements and Phase IIB is designed to study efficacy (how well the drug works at the prescribed dosage).

1.28. “Phase III Clinical Trial” or “Phase III” means that portion of the clinical development program beyond Phase II, with a larger scale clinical studies of a sufficient number of patients to confirm the clinical efficacy of a Product for one or more indications and its safety, as more fully defined in the United States in 21 C.F.R. ss. 312.21(c) for the FDA, and equivalent procedures in other countries. In some instances, a Phase IIIB trial may be performed near the time of approval to accumulate additional findings which were requested by the Government Authority and may be required as a condition of final Regulatory Approval for public use.

1.29. "Pre-Phase I" means that portion of the development program which starts with the selection of a compound for development into a Product or the beginning of toxicological studies relating to such compound. Pre-Phase I includes, but is not limited to, preliminary toxicological, pharmacological and any other studies required by Applicable Law, the results of which may be required for filing, as well as for ZGM product formulation and manufacturing development necessary to obtain the permission of Government Authority to begin and continue subsequent further study or formal clinical trials. Toxicology as used in this definition includes full-scale toxicology using current Good Manufacturing Practices (“cGMPs”) material for obtaining Regulatory Approval to commence a formal Phase I Clinical Trial.

1.30. "Pre-Clearance Period" has the meaning set forth in Section 5.11.

1.31. "Product" means ZGM's various product applications including the Wound Healing drug treatment and Injectable and Infusion Drugs as defined in this Agreement for Licensed Use containing recombinant human fibroblast growth factor-1 (FGF-1) and any current or future modifications to the active FGF-1 structure, formulation, content and packaging of that product. All appropriate dosing concentrations of the Product, as established by clinical testing, are also covered by this Agreement. The lead Product in ZGM’s Wound Healing portfolio is the drug to treat diabetic foot ulcers. ZGM will also be pursuing additional FDA-approved indications (“Indications”) for the lead Product, which would use the Product in the same formulation for treating other wound types, including but not limited to surgical wounds, gynecological wounds, burns, venous leg ulcers and pressure wounds. Additionally, ZGM will likely have one or more additional Product(s) in its Wound Healing portfolio that treat different wound types and may require a different formulation. Also, covered under this Agreement is a Product containing FGF-1, which may be developed for male pattern baldness. Any such additional Products may each have additional Indications. For the purposes of this Agreement, the term “Product” shall incorporate all Products with Regulatory Approval and all Indications, if any, in ZGM’s Wound Healing and Injectable and Infusion Drugs portfolios and all prospective Products and Indications.

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1.32. “Product Registration” means the formal Regulatory Approval by the US FDA or other Government Authority for the sale or distribution of Product to the public.

1.33. “Regulatory Approval” means the official clearance, authorization, sanction, consent, or agreement of an action or thing by a Government Authority.

1.34. “Second-Generation” drug means a structural change to the composition of human FGF-1 that imparts an improvement to the biological activity, safety, in vivo stability or shelf-life of the molecule. If applicable, patent protection would be sought for these novel FGF-1 structures.

1.35. "Technology" means ZGM’s information including without limitation research and clinical data, know-how, methods, processes, research and clinical results, and Regulatory Approval related to the Product, which is related to the Development, promotion, marketing, distribution and sale of the Product for the Licensed Use in the Territory, and which is provided to WUND as determined by ZGM pursuant this Agreement.

1.36. “Territorial Rights” means the exclusive license granted by this Agreement to Commercialize the Product in the Territory for the Term.

1.37. “Territory” means within the United States of America and Canada and all territories and possessions thereof where WUND may exercise its Territorial Rights for all prescription uses, including (but not limited to) hospitals, clinics, doctors’ offices, pharmacies, etc.

1.38. “Trademark” means any word, phrase, symbol, design, mark or combination thereof identifying the goods and services of ZGM, currently or in the future registered, filed or used by ZGM in the future with respect to the Product during the term of this Agreement, as well as any trade name, drug name and logo registered, filed, or used by ZGM with respect to the Product.

1.39. “Wound Healing” means the drug treatment for the potential remediation and/or cure of the following medical indications: (1) diabetic foot ulcers; (2) venous ulcers; (3) topical surgical wounds (i.e., C-sections and cosmetic surgeries: (4) pressure wounds (i.e., bedsores); (5) internal surgical wounds (anastomoses); (6) burns; and (7) male pattern baldness. If ZGM discovers additional potential medical indications that may be amenable to treatment with FGF-1 by injection or infusion, these indications can be added to the Product covered by this Agreement with the written agreement of the Parties.

1.40. “ZGM Affiliates” means a subsidiary, brother/sister or parent company of ZGM or a contracting company assisting ZGM in the performance of this Agreement.

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Article 2. TERM, PRODUCT APPROVAL, EXCLUSIVITY

2.1. This Agreement shall commence as of the Effective Date, and, unless sooner terminated as provided hereinafter, this Agreement shall continue in force for thirty (30) years from the Effective Date. This Agreement shall then automatically be renewed for an additional single period of thirty (30) years.

2.2. ZGM agrees to use commercially reasonable efforts consistent with its and its suppliers and contractors’ normal business practices, which shall in no event be less than efforts standard in the pharmaceutical industry, to Develop the Product for the Licensed Use. ZGM shall continue its development of the Product to obtain Regulatory Approval for the identified Product applications and will conduct necessary required additional studies and trials with the object of obtaining such approval for each prospective Product application.

2.3. ZGM shall be responsible for all actions and decisions regarding regulatory matters relating to or involving obtaining Regulatory Approval of Product applications from a Government Authority. ZGM shall, with respect to matters (a) act as liaison with the appropriate regulatory authorities; (b) prepare and make all necessary submissions, (c) conduct and monitor any required studies or trials; and (d) obtain such Regulatory Approvals as reasonably deemed necessary by ZGM. ZGM shall have sole responsibility for, and shall bear the cost of preparing, all regulatory filings and related submissions with respect to the Product. Unless otherwise specifically agreed in writing by ZGM, all Regulatory Approvals shall be obtained by and in the name of ZGM, solely owned by ZGM, and ZGM shall be the only interface with and otherwise handle all interactions and communications with Government Authority concerning the Product, except to the extent expressly provided otherwise in this Agreement.

2.4. Pursuant to the terms of this Agreement, ZGM hereby grants WUND the exclusive license:

(a) to Commercialize the Product in the Territory, and (b) to use the Trademark and Technology in the Territory solely in connection with the Commercialization of the Product, for the Licensed Use. ZGM's retained rights in the Territory include, the right to make, have made, transport, and use the Product for marketing, sale or distribution outside the Territory, as well as to conduct any research and development activity. WUND shall not subcontract or delegate any of its performance or responsibilities under this Agreement without the express written approval of ZGM. WUND shall not engage in any business other than the promotion, marketing, and distribution of Product from the date of the first Government Approval of Product for public sale or distribution in the Territory. WUND shall never during the term of this Agreement, Commercialize, promote, or support any third-party drug, treatment, or device that competes with any Licensed Use.

2.5. ZGM shall not directly or indirectly market sell or distribute Product to: any other person or entity for Product Commercialization in the Territory or elsewhere; ZGM retains the right to ship Product through distribution channels in the Territory, as long as such shipment is solely in connection with providing Product to ZGM Affiliates for sale outside the Territory or to WUND within the Territory. ZGM’s retained rights in the Territory include, the right to make, have made, transport, and use the Product for marketing, sale or distribution outside the Territory, as well as to conduct any research and development activity.

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2.6. WUND shall not directly or indirectly Commercialize, market, promote, encourage, exploit, offer for sale or sell, or otherwise dispose of the Product: (a) outside the Territory; (b) for use outside the Territory; or (c) inside the Territory for use other than as expressly permitted by this Agreement, without the prior written consent of ZGM. It is acknowledged by the Parties, however, that certain sales of the Product by WUND to a Territory Government, and its subdivisions thereof, may result in the Product being shipped to military bases and other government installations that are outside the area of the Territory and such sales shall not constitute a breach of this Agreement as long as ZGM determines that there is no effect on the market for the Product in these new locations. Such sales shall contain express restrictions on any resale if required by ZGM. ZGM shall use Commercially Reasonable Efforts to ensure that its Affiliates shall not sell the Product, directly or indirectly, to third parties in the Territory for commercial sale.

2.7. Without the prior written consent of ZGM, WUND shall not grant to any third party any rights to act as CSO or to market, promote, advertise, sell or distribute the Product or enter into any agreement or arrangement with respect to Commercializing or promoting the Product. The foregoing notwithstanding, WUND may employ the services of a third party in (a) the detailing of the Product to healthcare professionals in the Territory, so long as any sales representative deployed by such third party for WUND for such purpose shall at such time not detail products that are competitive with the Product, (b) the receiving, warehousing and shipping of the Product for WUND, or (c) the acceptance of orders, generation of invoices and collection and management of receivables with respect to WUND's sales of the Product

2.8. WUND shall not at any time do, and neither shall WUND permit its agents or representatives to do, any act in violation of the Product Registration for any of the Product in the Territory. In the event that any filings are required to be made with or Regulatory Approval required to be obtained in order to sell the Product to WUND or for WUND to initiate Commercialization of Product in the Territory, WUND shall cooperate fully with ZGM to ensure that such filings and approvals are obtained or made as expeditiously as reasonably practicable. WUND shall not alter in any manner any of the Product or its packaging as sold to it by ZGM hereunder and shall resell the Product and packaging without alteration in the form sold to it by ZGM.

2.9. If, during the term of this Agreement, ZGM may develop or otherwise acquire any modifications to the FGF-1 molecule or formulation of the Product including Second Generation FGF-1 drugs, such modifications shall be in the sole and exclusive property and legal interest of ZGM; provided, that WUND shall have the right to become ZGM's exclusive licensee in the Territory with respect to those modifications, under substantially the same terms as those herein except to the extent such terms are inconsistent with any Product modification.

2.10. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership or other legal interest in or other right to any technology, trade secrets, know-how, patents, pending patent applications, products, or biological materials of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party, at any time pursuant to this Agreement.

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2.11. The Parties each hereby agrees to use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of government bodies.

Article 3. FINANCIAL TERMS

3.1. In consideration for WUND’s acquisition of the Territorial Rights under this Agreement, WUND shall transfer to ZGM:

1) $1,500,000 in cash, and

2) 7,000,000 shares designated as Series A-1 Convertible Preferred Stock (the “Preferred Stock”) of 3,500,000 shares and Series A-2 Convertible Preferred Stock (the “Preferred Stock”) of 3,500,000 for a total of 7,000,000 shares of Convertible Preferred Shares for Series A-1 and Series A-2. Each share of Series A-1 is convertible into 1 share of common stock and each share of Series A-2 is convertible into 1 share of common stock. The Preferred Stock shall not be redeemable by WUND at any time. There is no liquidation preference for the Preferred Stock (“Pfd”).

3) ZRM as holders of the Pfd shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Ordinary Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional Ordinary Stock of WUND) on the Ordinary Stock of WUND, payable when, as and if declared by, and in the sole discretion of, the Board of Directors of the Company. Such dividends shall not be cumulative. Any dividends or distributions shall be distributed among all holders of Ordinary Stock and Preferred Stock in proportion to the number of Ordinary Shares that would be held by each such holder if all Preferred Stock were converted to Ordinary Stock at the then effective conversion rate.

4) ZGM agrees that the above WUND Convertible Preferred Stock Series A-1 and A-2 shall not be convertible to Common Stock until a period of twenty-four (24) months from the date of the first underwritten or other public offering of shares of Common Stock of WUND has elapsed. Series A-2 preferred stock shall have an additional restriction that those preferred shares cannot be converted until the 30-Day Volume Weighted Average Price (“VWAP”) exceeds $20.00.

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5) ZGM also agrees that it cannot convert Preferred Stock that would cause its ownership to exceed 4.99% of the number of shares of the Common Stock outstanding immediately after a conversion of its Preferred Stock. Upon the sale of the ownership or controlling interest in WUND, if not converted earlier, the Series A-1 shall automatically convert and the Series A-2 will only convert if the sale price exceeds $20.00 per share for the issued and outstanding shares of Common Stock. Upon any liquidation, dissolution or winding-up of WUND, whether voluntary or involuntary, the Preferred Stockholders shall be entitled to receive out of the assets, whether capital or surplus, of WUND the same amount that a holder of Common Stock would receive if the Preferred Stock were fully converted to Common Stock which amounts shall be paid pari passu with all holders of Common Stock.

6) WUND shall also pay ZGM up to $75 million in total Milestone Payments for ZGM attaining or fulfilling certain milestones during the process of clinical development and obtaining Regulatory Approval of each Wound Healing drug. The milestones and associated payments are identified in Exhibit A attached to this Agreement. The milestone payments for the clinical development of the Wound Healing drugs in the portfolio shall be paid in cash or shares of WUND at the then market price of the shares at WUND’s sole discretion. The then market price of the shares is defined as the average closing price of WUND shares for the preceding 20 trading days. When ZGM notifies WUND in writing of a Milestone accomplishment, WUND shall have 15 days to agree or disagree and notify ZGM. Once agreed, cash or shares shall be paid to ZGM within 15 days. All Exhibits attached hereto constitute a part of this Agreement.

7) If any Milestones Payments are earned by ZGM prior to WUND common stock being publicly traded, then WUND’s Milestone Payment obligations shall commence 90 days after the successful closing of the WUND IPO or public sale of shares. ZGM’s cumulative earned Milestones may also be satisfied by the payment in WUND shares 60 days after the shares are publicly traded, and shall be valued at the average closing price of the 20 preceding trading days. If payment of WUND shares would take ZGM’s ownership to 5% of WUND’s outstanding shares, WUND shall segregate such shares and defer the payment until ZGM can in writing verify that payment will not result in its ownership of greater than 4.99% of the WUND outstanding shares. If a Milestone relates to official approval/action by a Government Authority then the documentation of such official action having been taken shall be conclusive and binding on the Parties that the Milestone has been met. If WUND otherwise decides that a Milestone has not been achieved, then the matter shall be referred to a resolution committee of two WUND and two ZGM representatives and a fifth neutral person, who will be agreeable to the Parties. If the Parties cannot agree on the neutral person with in a period of two weeks, then the neutral person shall be a neutral appointed by WUND. Once WUND has paid ZGM $75 million in Milestone Payments, WUND shall have fully satisfied its obligation to ZGM regarding Milestone Payments for Wound Healing Drugs.

3.2. For Wound Healing Drugs WUND shall also pay to ZGM 50% of the Operating Profit (“Fee”) from its sales or distribution of each Wound Healing drug under this Agreement. The Parties shall execute an Accounting Standards and Definitions amendment to this Agreement within 90 days of the Effective Date unless extended by consent of the Parties and that may include a more detailed definition of Operating Profit. WUND shall pay the 50% Fee to ZGM within 15 days of each month-end. In the event of an operating loss at WUND, then WUND shall resume monthly Operating Profit payments to ZGM.

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3.3. For Injectable and Infusion Drugs WUND shall pay up to a total of $300 million US Dollars in Milestone Payments for ZGM attaining or fulfilling Milestones during the process of clinical development and obtaining Regulatory Approval of any Injectable and Infusion Drugs as set forth in the attached Exhibit B. WUND shall also pay to ZGM a Fee of 80% of the Operating Profit received by WUND arising from or related to the sale or distribution of any Injectable and Infusion Drug.

3.4. There will be different availability of Product for conducting a clinical study or treatment in various ZGM licensed territories because of the timing of or differences in of Government Approvals. There thus may be the opportunity for study participation or treatment elsewhere for patients who otherwise would be accommodated in the territory of WUND or vice-versa (“cross-border operation”). In such event WUND patients may receive approved treatment in another ZGM licensed territory or WUND may treat patients from outside the WUND territory. All ZGM Licensees shall have similar language in their agreements and all shall fully cooperate with this effort in promoting the availability of or providing such treatment or participation.

3.5. The net revenues of any such joint cross-border operations shall be divided equally between the two Licensees involved or then with ZGM if only one licensee is involved for clinical study or testing of the Product in the Territory. The revenue from these cross-border operations shall not apply towards the Milestones as set forth in Exhibits A and B hereinafter. Any cross-border operations shall also be subject to the payment of the following Fees for such use of the Product:

a)	There shall be no Fee payable by WUND as Licensee from the first $3 million of its cross-border Operating Profits (revenues less marketing and cross border costs).

b)	WUND shall pay ZGM a Fee of 50% of its cross-border Operating Profits from $3 million to $10 million.

c)	WUND shall pay ZGM a Fee of 80% of its cross-border Operating Profits after Operating Profits of $10 million have been reached.

3.6. All such cross-border treatments shall be organized and coordinated by ZGM with WUND and the other ZGM Licensee subject to the availability of sufficient Product and patient capacity as determined by ZGM. ZGM shall be responsible for servicing those people seeking to participate and who are not coming from within a licensed territory.

Article 4. TECHNOLOGY, REGULATION, AND THE MARKET

4.1. WUND shall aggressively Commercialize and maintain appropriate inventories of the Product in the Territory. ZGM shall from time to time furnish WUND with additional Technology as and to the extent ZGM reasonably determines to assist WUND's efforts to Commercialize the Product in the Territory. WUND, or its ZGM approved contractor or agent shall be responsible for the proper handling, storage and shipping of the Product with input and specifications from ZGM.

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4.2. ZGM shall also furnish such existing additional Technology as WUND may reasonably request in connection with any regulatory inquiry or compliance matter regarding the Commercialization of the Product in the Territory.

4.3. ZGM shall be responsible for all decisions and actions regarding regulatory matters relating to or involving the Product prior to Product Registration. ZGM shall, with respect to any such regulatory matters, (a) act as liaison with the Government Authority; (b) prepare and make all submissions regarding any regulatory matter; (c) monitor all studies pertinent to a regulatory matter; and (d) obtain Regulatory Approvals, as required or as reasonably deemed necessary by ZGM. WUND shall promptly cooperate with ZGM with respect to such regulatory matters by providing data and information at ZGM's reasonable request. Nevertheless, WUND shall maintain its own counsel as for regulatory matters, for the sole purpose of advising WUND with regard to such regulatory matters and to any data, information, or suggestions that WUND may provide to ZGM, either at ZGM's request or at WUND's discretion. However, WUND shall bare ultimate financial responsibility for any regulatory matters arising from or caused by the actions or inactions of WUND in breach of any obligation under this Agreement or Applicable Law, including reimbursing ZGM for all costs incurred as a result thereof. The Parties shall advise, consult, and fully cooperate with each other on all potentially significant regulatory matters, although ultimate decision-making authority in all regulatory affairs shall rest with ZGM.

4.4. Each Party shall promptly notify the other Party in writing of any technical or clinical advances, useful modifications, side effects, safety issues, problems, any other concerns, or new government regulations relating to the Product that shall come to its knowledge. WUND must promptly inform ZGM of (i) all actions and communications (even if believed by WUND to be without foundation) by or threatened by a Government Authority in the Territory relating to the Product and (ii) of any event from which a claim against either Party is made, threatened, or likely to arise

4.5. WUND shall notify ZGM promptly in writing of any noted changes in market conditions, or new market trends in relation to the Product that shall come to its knowledge and of any new or potential product or market entrant which might be competitive with the Product, together with all known details thereof including prices and copies of any known promotional material.

Article 5. COMMERCIALIZATION ACTIVITIES

5.1. The Parties shall establish, as soon as practicable after the Effective Date, a Product Coordination Committee comprised of no more than three (3) senior representatives of each Party. A member designated, by ZGM shall chair this committee. The Coordination Committee shall discuss and exchange information related to relevant Product development, registration and Commercialization issues and shall coordinate these issues in furtherance of this Agreement and to insure effective planning and exchange of information.

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5.2. The Product Coordination Committee (“PCC”) shall first meet within 60 days of the Effective Date with the purpose to review the status of the Development Plan for the Product and to agree on operational principles that shall guide the operations and management of the PCC in furtherance of this Agreement. Thereafter, meetings shall be held once each calendar quarter except if, no later than thirty (30) days in advance of any scheduled meeting, there is a determination by the chairperson of the PCC, and endorsed by the senior WUND representative that no new business or other activity has originated since the previous meeting, in which case that quarterly meeting may be cancelled and the next quarterly meeting shall be scheduled.

5.3. The location of the meetings shall alternate in succession unless agreed upon otherwise by the Parties, with the first meeting to be held at ZGM's offices. By approval of the chairperson, which approval may not unreasonably be withheld, representatives may participate in any meeting of the PCC by conference telephone or similar communications by means of which all persons participating in the meeting can hear each other. Each Party shall use reasonable efforts to cause its representatives to attend the meetings in person. If a Party's representative is unable to attend a meeting, such Party may designate an alternate representative to attend such meeting in place of the absent representative. In addition, each Party may, at its discretion, invite additional employees, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of PCC.

5.4. ZGM and WUND acknowledge that the goal both Parties is to maximize the revenues from Commercialization of the Product. The Parties agree that to achieve this goal, they need to ensure that private and public healthcare payers broadly embrace each Product and are sufficiently satisfied with each Product’s value proposition so that payers will not introduce obstacles designed to limit physician and patient access to that Product and hence to reduce achievable revenues. The Parties agree that a critical element of achieving Commercialization success is to ensure that payers are satisfied with each Product’s healthcare value proposition. The Parties agree to take all reasonable steps to ensure that each Product’s healthcare value proposition is not only competitive but also acceptable to payers, and to make all Commercially Reasonable Efforts so that such healthcare value is achieved and maintained.

5.5. Subject to the provisions hereinafter, WUND shall be responsible, at its expense and under its control, for conducting all Commercialization activities for the Product in the Territory. WUND shall organize and maintain a qualified national sales organization, and shall ensure that it gives proper coverage to the Product throughout the Territory on a regular basis. All such Commercialization materials, advertisements, and activities shall be submitted to ZGM for its review and approval prior to any use by WUND. WUND shall ensure that all materials, advertisements and promotional activities comply with, and WUND shall be solely responsible and liable for any failure of such materials and activities to comply with Applicable Law, Labeling and Product Registration for any of the Product, notwithstanding any review or approval of such materials or activities by ZGM.

5.6. WUND shall be solely responsible for compliance with regulatory requirements pertaining to its promotional materials and activities, including, without limitation, for submitting promotional and advertising materials prepared by or for WUND for all necessary governmental approvals. The failure of WUND to comply with Applicable Law. after notice and reasonable opportunity to cure from any Government Authority or ZGM, shall be grounds for termination under Article 12 hereinafter. Notwithstanding the preceding, ZGM may, as part of its global promotional and awareness efforts, publish or present such information in media that is accessible within the Territory.

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5.7. ZGM shall, at the appropriate time prior to commencing any sales in the Territory, and as soon as is reasonably practicable, give any required notice to the appropriate Government advising them with respect to the Product, that WUND shall be the sole marketer, promoter and distributor of the Product in the Territory, and requesting that any regulatory inquiries and concerns regarding WUND's promotional, marketing and distribution activities be addressed in consultation with ZGM.

5.8. WUND shall promptly, but in no event less than one (1) Business Day after WUND's receipt thereof, provide a copy by electronic mail to ZGM of any correspondence from any Government Authority or person related to the Product in any way to any possible or purported legal or regulatory violations, or legal or regulatory action being considered or taken, including without limitation, copies of any regulatory notices or warning letters.

5.9. Without limiting the indemnification rights ZGM may have under this Agreement, WUND shall promptly reimburse ZGM and its Affiliates for any and all damages, losses, expenses and costs suffered or incurred by ZGM and its Affiliates arising from (i) the failure of any promotional materials or advertising used or activities conducted by WUND to comply with the applicable Labeling, Product Registration, Applicable Law, and/or any comments, guidance or direction given by Government Authority in any pre-clearance process or (ii) the failure of WUND or its representatives or any CSO to promote the Product in compliance with applicable Labeling, Product Registration and/or with Applicable Law. ZGM shall use Commercially Reasonable Efforts to mitigate or limit its losses, expenses and costs incurred in connection with any matter described above and for purposes of the preceding sentence, it is understood and agreed that the losses, expenses and costs incurred by ZGM shall include, without limitation, the losses, expenses and costs incurred by ZGM to so mitigate or limit the effect or impact on ZGM and its Affiliates products or corporate image including, but not limited to, the costs of any remedial action undertaken by ZGM to communicate with physicians or customers.

5.10. If WUND (or ZGM) shall receive any warning letter or notice of violation from any Government Authority, which relates to the marketing, promotion, advertisement, sale or distribution of the Product in the Territory, ZGM shall have the right to call, and WUND shall attend at its expense, a joint meeting (which shall include senior level marketing and sales management of WUND) and ZGM, to be held at a location determined by ZGM. The purpose of such meeting shall be to discuss the material or practices that led to the issuance of the letter or notice, and to discuss any corrective or remedial measures to WUND’s procedures. Subsequent to any such meeting or in lieu of such meeting, ZGM may, in its sole and absolute discretion, at any time after the issuance of a warning letter or notice related to the Product, decide to invoke the Procedural Review procedures set forth in Section 5.11 below by sending written notice to WUND (hereinafter, a "Procedural Review Notice").

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5.11. In the event that ZGM sends a Procedural Review Notice to WUND, WUND shall promptly comply with the procedures set forth in this Section 5.9. WUND shall ensure that all marketing and advertising materials and activities comply with the applicable Labeling and Product Registration for any of the Product and with Applicable Law, including, without limitation, addressing any other issues or concerns that were the subject of such letter or notice. For the period of twelve (12) months after the Procedural Review Notice (the "Pre-Clearance Period"), WUND shall submit to ZGM all of the following for its regulatory review and approval (the "Pre-Clearance Process") prior to use or dissemination; any and all marketing, advertising, promotional and related materials and activities (including, without limitation, detail aids, letters, brochures, reprints and other printed materials shown to or left with healthcare providers, letters, brochures and other printed materials intended for consumers, website content, materials for use in promotional programs, and any print, television, radio, and other media advertising materials intended for healthcare providers or consumers), Labeling, press materials, updates and corrections to the Physicians’ Desk Reference with respect to the Product, speaker training materials (including slides and slide kits), sales training materials and other materials and communications originating from home offices, regional offices, local offices or hub offices and sent to the sales force regarding promotional messages or strategies for the Product.

5.12. WUND shall not use any materials or make any claims in advertising, promoting or selling the Product which have not gone through the Pre-Clearance Process and received any required Regulatory Approval; provided, however, that in the case of materials not subject to Regulatory Approval, WUND shall ensure that all such materials and claims are consistent with the materials and claims that have received Regulatory Approval and comply with all comments, direction and guidance given during the Pre-Clearance Period. WUND shall ensure that all promotional programs and activities of all sales representatives promoting the Product comply with any and all comments, direction or guidance given during the Pre-Clearance Period. Upon expiration of the Pre-Clearance Period, WUND shall continue to promote, detail, sell and advertise the Product in a manner consistent with, and in full compliance with, all comments, directions and guidance received therefrom. WUND shall be solely responsible for submitting all promotional and advertising materials prepared by or for it to Government Authority. ZGM shall have the right to terminate this Agreement if WUND shall fail to fully comply with the requirements of this Article 5. In the event that WUND receives a second regulatory warning letter as described in Section 5.8 above following the successful resolution of the problems that prompted the first regulatory warning letter, ZGM shall have the right to immediately terminate this Agreement.

5.13. WUND is granted the nonexclusive right under this Section to use, copy, modify, and distribute ZGM marketing and promotional materials only for the purposes of this Agreement and in furtherance of the rights granted to WUND hereunder, for the Term for any Product to which such works and materials relate. WUND shall ensure that all copyright notices and this permission notice appear on all copies of the written materials provided by ZGM and all adaptations and derivative works thereof. Any and all new promotional material developed by WUND, including that which adapts or utilizes materials supplied to WUND by ZGM, shall be approved by ZGM as per Section 6.3 below and shall have been filed with the Government Authority at the time of the initial dissemination as applicable.

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5.14. WUND shall have the responsibility, at its expense, for conducting independent and non-independent symposia, speaker training and engagement programs, advisory board meetings and other consulting arrangements, scientific exhibits and other types of scientific exchange, and other such events or programs as WUND, in its sole discretion, deems to be appropriate with respect to the Product within the Territory. However, any and all such events and programs shall be coordinated with ZGM and WUND shall ensure compliance in all respects with Applicable Law and regulatory policies such as for example the FDA's Guidance on Industry-Supported Educational and Scientific Activities.

5.15. WUND shall be solely responsible for the costs of establishing and maintaining its sales force and marketing functions in the Territory for the Product, and for conducting other activities under this Agreement and, subject to the foregoing, shall have the sole authority to control its sales force and direct the activities of its sales force. All the members of WUND's sales force (including management and representatives), and WUND contractor sales force personnel, if any, shall complete a ZGM approved Product-related training program created and conducted by WUND at its cost and expense. The ongoing training of WUND's sales force shall be the responsibility of WUND and at its cost. The contents of any training provided by WUND that relates to the Product shall be developed and coordinated by WUND, and WUND shall be solely responsible for training its sales force (including management and sales representatives) and CSO sales force personnel, if any, with regard to Applicable Law and ensuring that sales force personnel comply with Applicable Law.

Article 6. TRADEMARK, QUALITY, AND COMPLIANCE

6.1. WUND shall use the Product Trademarks and Tradenames, on an exclusive basis, for Commercialization of the Product in the Territory. WUND shall not identify the Product by any designation other than by the Trademarks for the Product. WUND agrees to use the Trademark only in the form and manner and with appropriate legends as approved by ZGM, and not to use any other trademark or service mark in combination with the Trademark without prior written approval of ZGM. All Product sold in the Territory shall be sold under a ZGM label, and all Product shall at all times be identified as ZGM Product with WUND identified as the distributor thereof unless otherwise required by Applicable Law. WUND agrees to use the Trademark in accordance with good customary trademark practice, and to avoid taking any action that would in any manner impair or detract from the value of the Trademark or the goodwill and reputation of ZGM. WUND acknowledges ZGM's ownership of the Trademark and related goodwill, both in the Territory and outside the Territory.

6.2. WUND shall not have and shall not represent in any way that it has any title or right to the ownership or registration or their use, except as provided in this Agreement. WUND shall at all times indicate that each Trademark and Tradename is the property of ZGM used under license. With respect to all Product sold by WUND, WUND shall be identified as the distributor of on the Product label if required under Applicable Law. If Applicable Law does not specify how the distributor shall be indicated on a Product label, then as determined jointly by ZGM and WUND.

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6.3. Except for WUND's right to use the Trademarks pursuant to this Article 6, no right or license under any Trademark, or under any patent rights or know-how, owned or controlled by ZGM or any of its Affiliates to make, or have made the Product is granted to WUND under this Agreement. Without limiting the foregoing, the Parties acknowledge and agree that nothing in this Agreement shall grant to WUND any right or interest in any other medical product or treatment that may be developed by ZGM beyond the scope of the Product.

6.4. ZGM and/or its affiliates shall remain the owner of the Trademarks. WUND shall not at any time do, cause to be done, or permit any of its employees, agents, contractors and subcontractors to commit any act inconsistent with, contesting or in any way impairing, or tending to impair, such ownership. All use of the Trademarks by WUND shall inure to the benefit of and be on behalf of ZGM or its Affiliates and nothing in this Agreement shall give WUND any right, title or interest in the Trademarks other than the right to use the Trademarks within the Territory in accordance with this Agreement. WUND shall not challenge ZGM's or its Affiliates' title to, or ownership of, the Trademarks, or attack or contest the validity of the Trademarks. All goodwill accruing to the Trademarks as a result of the use of the Trademarks in the performance of this Agreement shall belong solely to ZGM or its Affiliates. In the event that WUND acquires any rights in the Trademarks in connection with WUND's activities pursuant to this Agreement, WUND shall assign, and hereby does assign, to ZGM or its Affiliates all such rights, including any related goodwill.

6.5. WUND undertakes to use the Trademarks in respect of the Product only in the Territory and in accordance with the terms of this Agreement and the standards of quality established or approved by ZGM. The nature and quality of all of WUND's advertising, promotional, and other related uses of the Trademark pursuant to this Agreement shall conform to standards set by ZGM. WUND shall submit all proposed marketing materials, advertisements, labels, and packaging to ZGM for its approval prior to its use. WUND shall cooperate fully with ZGM in this regard and shall supply ZGM in advance with specimens of all uses of the Trademark. WUND also agrees to obtain ZGM's written permission regarding the nature and quality of each use of the Trademark, prior to such use, provided, however, that such permission shall be granted unless ZGM reasonably objects on the basis that the proposed use will impair the value of the Trademark or will otherwise fail to conform to the standards set by ZGM. If such permission or objection is not transmitted by ZGM within six (6) business days of ZGM's receipt of the request for permission along with the subject specimens, then ZGM shall be deemed to have granted permission in satisfaction of this section.

6.6. WUND shall use any Trademark or Tradename on television, the internet and other digital media in strict compliance with Applicable Law concerning pharmaceutical advertising. The use of any Trademark or Tradename as a domain name is limited to the relevant country code domain within the Territory. No license is granted to use the ".com generic code domain" or any other such top-level domain. Any domain names containing a Trademark or Tradename shall only be registered and maintained by and in the name of ZGM or its designee. The use of any Trademark or Tradename as a domain name is limited websites with universal resource locaters using the relevant country code domain within the Territory and aimed at audiences in the Territory. Appropriate disclaimers must be included in any website to the effect that it is intended only for residents of the Territory.

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6.7. If either Party becomes aware that a third party is infringing any Trademark used in connection with the Product, such Party shall give written notice to the other Party describing in detail the nature of such infringement. ZGM and its Affiliates shall have the sole right, but not the obligation, to enforce any such Trademarks against such third Party infringer to the extent deemed necessary or appropriate by ZGM or its Affiliates, in their reasonable discretion, and to settle or compromise any such possible infringement by taking such action as ZGM or its Affiliates may determine in their sole and absolute discretion; provided, however, that ZGM shall not settle any such potential infringement in a manner that materially adversely affects the rights granted to WUND hereunder, except with WUND's prior written consent (which consent shall not be unreasonably withheld). WUND shall provide ZGM all reasonable assistance (including, without limitation, making documents and records available for review and copying, and making persons within its control available for pertinent testimony), at ZGM's expense, in such enforcement.

6.8. ZGM shall have sole responsibility to maintain the Product Registration in the Territory at its expense, including without limitation filing all required reports and paying all fees associated with the Product Registrations in the Territory. ZGM shall keep WUND informed on a timely basis as to any developments that would have a material adverse effect on a Product Registration. WUND shall cooperate with ZGM with respect to obtaining and maintaining the Product Registrations, and shall execute, acknowledge and deliver such further instruments at ZGM's request and expense. WUND shall use Commercially Reasonable Efforts to do all such other acts, as promptly as possible, which may be necessary or appropriate to obtain and maintain Product Registrations in the Territory. WUND shall, on a timely basis, provide to ZGM all information that ZGM determines is necessary and relevant to ZGM’s to fulfill its obligations hereunder to fulfill Product Registration maintenance requirements (including, but not limited to Product sales distribution information).

6.9. ZGM shall have the final decision-making authority in every case on whether and how to supplement, amend or otherwise alter a Product Registration and any other issues in connection with such Product Registration (including, but not limited to, decisions, subject to Article 8 below, to recall the Product) and on whether and how to communicate with the Government Authority and other agencies or authorities in connection with Product Registration.

6.10. ZGM and WUND each shall make its facilities available at reasonable times during business hours for inspection by representatives of Government Authority. ZGM and WUND each shall notify the other within twenty-four (24) hours (or, if such twenty-four (24) hour period ends on a day that is not a Business Day, then prior to Noon on the next following Business Day) of receipt, and provide a copy thereof, of any notice of any such governmental inspection, investigation or other inquiry, or other material official notice or communication, relating to the manufacture, sale, marketing, promotion, distribution, or use of the Product within the Territory. WUND and ZGM shall cooperate with each other during any such inspection, investigation or other inquiry.

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6.11. WUND and ZGM shall discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each shall give the other an opportunity to comment upon any proposed response before it is made; provided, however, that ZGM shall not be required to discuss with WUND any issues specific to the manufacture of the Product, or to obtain the consent or agreement of WUND with respect to issues related thereto.

6.12. ZGM shall have sole responsibility and authority for, and control of, all package inserts and package labeling (and any changes or supplements thereto) for Product, and shall have the responsibility at its expense for securing any approvals required by FDA to any such changes or supplements thereto. WUND shall not at any time do, and neither shall WUND permit its agents or representatives to do, any act in violation of Product Registration in the Territory. In the event that any filings are required to be made with or approvals required to be obtained from applicable regulatory authorities in order to change or supplement the package inserts and labeling, ZGM shall have the sole responsibility for and authority to affect such filings and the sole right and discretion on how to effect such changes at ZGM's expense. ZGM shall promptly advise WUND in writing of any changes or supplements to the package inserts and package labeling for Product.

ARTICLE 7 MANUFACTURE OF PRODUCT; REGULATORY MATTERS; COMMUNICATION

7.1. In order to ensure the quality of the Product to be sold by WUND under the Trademarks, WUND shall purchase exclusively from ZGM or ZGM’s contract Manufacturer, and ZGM shall supply exclusively to WUND, or its designated third party (“Drug Distributor”) pursuant to the terms and conditions in this Agreement, the entire Product requirements of WUND for marketing, sale and distribution by WUND in the Territory during the Term of this Agreement.

7.2. ZGM shall manufacture or cause the Product to be manufactured in accordance with Product Registration, current Good Manufacturing Practices (“cGMP”), Applicable Law, and, as may otherwise be agreed by the Parties.

7.3 At the time that ZGM and or its contract manufacturer supplies the Product to WUND, the Product shall not be adulterated or misbranded within the meaning of Applicable Law. ZGM shall be responsible for maintaining commercially acceptable quality control standards in all manufacturing relating to the Product it delivers to WUND.

7.4. Unless WUND is at fault, including but not limited to, because of a failure to take reasonably prudent steps, or other steps reasonably suggested by ZGM, to protect the delivered Product, ZGM shall be responsible for and compensate WUND for expenses incurred for any recall, and when necessary for replacement of Product failing to meet commercially acceptable standards or Product release standards that have been hereafter agreed upon by ZGM and the Government Authority.

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7.5. ZGM shall provide WUND with a complete copy of each Product Registration, including all material amendments and supplements thereto, relating to the Product in the Territory. ZGM shall be the lawful holder of all rights under each Product Registration. ZGM shall comply in all material respects with Applicable Law and regulations in connection with the preparation and submission to the Government Authority of each Product Registration, and each of the Product Registrations shall be officially approved.

7.6. ZGM shall provide, or cause to be provided to WUND, whichever the case may be, a certificate of analysis for each shipment of Product, within 3 business days from the date that such Product are shipped to WUND. Upon receipt by WUND of Product, it shall handle, use and store the Product in compliance with Manufacturer and ZGM requirements, current Good Manufacturing Practice and Applicable Law. Each Party shall cooperate with the other to provide such letters, documentation, and other information on a timely basis, as the other Party may reasonably require to fulfill its reporting and other obligations to Government Authority.

7.7. WUND shall notify ZGM of its rejection of any of Product within 10 business days after delivery of such Product to WUND which shall set forth the basis under this Agreement for such rejection, including any testing or inspection results. However, in the case of Product latent defects, which upon examination in accordance with WUND's reasonable testing or inspection procedures could not have been discovered, WUND must give notice to ZGM within 10 business days after discovery of such defect, setting forth in detail the basis for such rejection. The failure of WUND to so notify ZGM of, or to identify the basis under this Agreement for, rejection of any of the Product within such periods shall constitute acceptance of such Product and, thereafter, WUND shall be obligated to make payment for such Product in accordance with this Agreement.

7.8. If the Parties disagree as to whether any of the Product conforms with applicable Labeling, or the Product Registration for such Product, then samples and/or batch records, as appropriate, from the batch which is in dispute shall promptly be submitted for testing and evaluation to an independent third-party laboratory (“Third-Party”) as agreed in writing by the Parties for the determination of whether such Product conforms to applicable Labeling or Product Registration. If the Parties are unable to agree on the process or the results within 30 days, then WUND shall appoint such Third-Party. The determination of such Third- Party as to whether Product conforms to applicable Labeling or the Product Registration for such Product shall be final and binding. Except as provided in Section 7.9 below, the cost of the testing and evaluation by the Third-Party shall be borne by (i) WUND if the Third-Party determines that the Product conform with applicable Labeling and the Product Registration for such Product, and (ii) ZGM if the Third-Party determines that the Product does not conform with applicable labeling or the Product Registration for such Product.

7.9. If ZGM agrees with WUND's notification of non-conforming Product, or ZGM fails to contest such notification in writing within thirty (30) business days after receipt of such notification, or the Third-Party, pursuant to Section 7.8 above, concludes that the subject Product does not conform with the applicable Labeling or the Product Registration for such Product, ZGM shall reimburse WUND for all reasonable costs and expenses incurred by it in connection with the non-conforming Product and ZGM shall, at WUND's option, (i) credit WUND for the invoiced amount paid by WUND for such rejected Product, or (ii) replace such rejected Product as promptly as reasonably practicable, but in no event later than ninety (90) days following receipt of written notice of such rejection, and at no additional cost to WUND. WUND shall, at the expense of ZGM, either deliver such non-conforming Product to ZGM or destroy the same and provide to ZGM written documentation reasonably satisfactory to ZGM to the effect that such non-conforming Product have been destroyed in accordance with Applicable Law. This Section 7.9 shall be WUND's sole remedy for any non-conforming Product.

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7.10. ZGM shall notify WUND of any issues specific to the manufacture of the Product that could reasonably be expected, in ZGM's discretion, to have a material effect on WUND's ability to distribute Product in the Territory, and have regulatory implications that could reasonably be expected, in ZGM's discretion, have a material effect on WUND's ability to distribute Product in the Territory. WUND and ZGM shall provide each other with copies of all correspondence received by it from, or filed by it with, any Government Authority to the extent pertaining to each of the Product or its, Labeling, packaging, distribution, promotion, advertisement, marketing or sale in the Territory. In addition, ZGM will promptly provide WUND copies of all material correspondence received by ZGM from, or filed by ZGM with, any Government Authority to the extent such correspondence or filing could reasonably, in ZGM's opinion, have an effect on WUND’s ability to perform its obligations under this Agreement.

7.11. WUND shall be solely responsible for responding to regulatory inquiries and actions relating to promotional activities and materials as contemplated by this Agreement. WUND shall keep ZGM fully informed of such matters. In the event of disagreement concerning such response, ZGM shall be responsible for deciding the appropriate form and content of any response with respect to any of its activities cited or involved and WUND shall be responsible for deciding the appropriate form and content of any response with respect to any of Government agency cited activities.

7.12. ZGM shall refer all requests and inquiries from healthcare professionals and consumers in the Territory of the Product Territory to WUND, and WUND shall provide to ZGM the telephone number to which such call will be referred. WUND and ZGM shall jointly develop written procedures for the administration of and response to medical inquiries concerning the Product by consumers, physicians, pharmacists and other healthcare professionals. WUND and ZGM shall each comply with the provisions thereof.

7.13. If either WUND or ZGM obtains information that any Product is alleged or proven not to conform with the Labeling or the Product Registration for such Product in the Territory, or of any other seriously adverse information related to the Product, it shall notify the other Party immediately and both Parties shall cooperate fully regarding the investigation and resolution of such matter. ZGM and WUND shall each maintain such traceability records as are sufficient and as may be necessary to permit a Recall as hereinafter defined, or field correction of any Product. In the event (a) any Government Authority should issue a request, directive or order that any of the Product be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) ZGM or WUND determines that any of the Product already in commerce in the Territory present a risk of injury or is otherwise defective, misbranded and/or adulterated and that recall of such Product is appropriate. Any such event described in (a), (b) or (c), is a "Recall" each Party shall give telephonic notice (confirmed in writing) to the other within twenty-four (24) hours after becoming aware of an event described in (a) or (b), or after making the determination described in (c). ZGM shall have sole responsibility for determining all corrective action to be taken and to implement the Recall, but shall confer with WUND and keep WUND informed on a regular basis of ZGM's progress in planning and implementing the Recall. WUND will use Commercially Reasonable Efforts to cooperate with and assist ZGM in connection therewith as may be requested by ZGM.

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7.14. ZGM shall be responsible for all expenses of effecting any such Recall (including reasonable and necessary out-of-pocket expenses incurred by WUND), except to the extent such Recall is attributable to any negligence or breach by WUND of its obligations under this Agreement, in which event WUND will reimburse ZGM for its reasonable costs and expenses incurred and attributable to such negligence or breach by WUND. ZGM shall provide to WUND replacement Product for any recalled Product at ZGM's expense, except to the extent that such Recall is attributable to any negligence on the part of WUND or any breach by WUND of its obligations under this Agreement or any other agreement between WUND and ZGM.

7.15. WUND and ZGM each shall maintain complaint files for Product in accordance with current Good Manufacturing Practice. WUND and ZGM each shall record any complaints received with respect to the Product. ZGM shall promptly provide to WUND written notice of any complaints (and provide copies of any written complaints) received by ZGM with respect to any Product. WUND shall promptly provide to ZGM written notice of any complaints (and will provide copies of any written complaints) received by WUND with respect to any Product. WUND shall have responsibility for responding to all complaints, and for promptly providing ZGM with a copy of any responses to complaints, relating to the Product, including but not limited to complaints from competitors regarding promotional activities by WUND. ZGM shall cooperate with WUND to provide any information ZGM, in good faith, deems necessary to respond to such complaints. ZGM shall have sole responsibility at its expense for reporting any complaints relating to the Product to the appropriate governmental authority where required, including, but not limited to, complaints relating to the manufacture and adverse drug experience reports.

7.16. WUND shall (a) not give any Third-Party purchaser of the Product any guarantee or warranty on behalf of ZGM, (b) enter into any sale contracts for the Product as a principal (as opposed to an agent of ZGM), and (c) follow up and investigate all customer, counterfeit Product, and tampering complaints related to the Product. WUND shall keep ZGM informed, as appropriate, as to the nature, status and resolution of such complaints on a timely basis with sufficient information to ZGM to investigate such complaints. WUND shall promptly take all commercially reasonable measures to prevent, investigate and cure any counterfeit Product on the Territory, any other unauthorized sales or distribution of Product, or cross-Territory sales or distribution of Product on or from the Territory.

7.17. Each Party shall use Commercially Reasonable Efforts to maintain in full force and affect all necessary licenses, permits and other authorizations required by Applicable Law to carry out its duties and obligations under this Agreement. WUND shall store and distribute the Product and trade forms in compliance with Applicable Law. Except for such amounts as are expressly required to be paid by a Party to the other under this Agreement, each Party shall be solely responsible for any costs incurred by it to comply with its obligations under Applicable Law.

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7.18. From time to time as ZGM may elect during the Term, during normal business hours and upon not less than five (5) Business Days' notice, WUND shall permit duly authorized representatives of ZGM to review and inspect WUND’s premises, facilities, inventories of the Product, and all records and documentation maintained by WUND for the purpose of determining compliance by WUND with its obligations under this Agreement. WUND may elect during the Term, during normal business hours and upon not less than ten (10) Business Days' notice), and ZGM shall permit and, to the extent possible, cause such of its subcontractors that provide services with respect to the Product, to permit, duly authorized representatives of WUND to review and inspect, on the premises of ZGM or its relevant subcontractors (1) each manufacturing facility for the Product and (2) on the premises of ZGM where such records and inventory are kept, inventory of the Product, Manufacturing Documentation and ZGM's quality control records relating to the storage of the Product to ensure compliance with Good Manufacturing Practices, quality control standards and the packaging and labeling for the Product; and with applicable terms of this Agreement pertaining to the use of the Trademarks.

7.19. However, except as otherwise provided herein, nothing in the foregoing shall allow or be construed to allow WUND to have access to any confidential financial, manufacturing know-how or trade secrets of ZGM or its subcontractors and any records containing or pertaining to the same. If ZGM cannot require a subcontractor to submit to such inspection by WUND, ZGM shall conduct any such inspection on WUND's behalf, and will report any results of such inspection to WUND within thirty-days (30) of completing the inspection.

Article 8. PURCHASE AND SALE OF PRODUCT

8.1. ZGM agrees to supply and sell to WUND, and WUND agrees to purchase from ZGM, WUND's entire requirements of the Product in a suitable Government Authority-approved dosage form, and packaged and labeled in accordance with Applicable Law and ZGM standards at the applicable prices specified in this Article 8. The Product sold by ZGM under this Agreement shall be at least 12 months from the stated expiration date on the label as of the shipping date to WUND. ZGM may subcontract all or any part of the manufacture of the Product without the consent of WUND, provided, however, that ZGM shall remain responsible for all of its obligations to WUND under this Agreement, including, without limitation, the performance of its subcontractors in supplying Product to WUND.

8.2. The Parties acknowledge and understand that any project within the field of biotechnology, such as the Commercialization of the Product, is to some extent unpredictable as a consequence of the very nature of recombinant products and also the possible outcomes of clinical development and testing. The Parties assume that there is a degree of complexity in the development of the Product and thus some uncertainty regarding the outcome of Project. WUND acknowledges and accept that the Product may be manufactured by one or more third parties (“Manufacturer”) and circumstances may arise with or from a Manufacturer that are beyond the control of ZGM.

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8.3. The Parties understand that a 4-month period is the minimum generally required by the Manufacturer to adjust its production of Product subject to market conditions and its own available resources and plant capacity relating to its ability to perform. WUND agrees that ZGM is not responsible for market or production issues beyond its control. ZGM will take all commercially reasonable efforts to mitigate the impact of any disruptions in Product production and delivery.

8.4. As soon as practicable the Parties shall confer and develop, for planning purposes, a preliminary “Supply Schedule” for the quantity of Drug required for operations for the first 4 months. This schedule shall take into consideration the current availability of the Drug in proper form, Manufacturer production capacity and timeline, and other supply chain issues. After consultation with the Manufacturer, ZGM shall confirm to WUND the quantities and timing that Manufacturer should be available for the first 4 months to be supplied for continued study or public distribution in the Territory.

8.5. As WUND’s operations commence the Parties shall agree on a 12-month Annual Forecast which shall be reviewed with and approved by Manufacturer to facilitate realization of WUND’s production requirements. Subsequent Annual Forecasts shall be prepared before October of each year unless otherwise required. By mutual agreement of the Parties and the Manufacturer, the Annual Forecast may be modified at any time as updated Product requirements and capacity become better defined. By mutual agreement of the Parties and the Manufacturer, the Annual Forecast can be modified at any time as Product requirements and availability become better defined.

8.6. Based on developing information the Parties shall prepare a more comprehensive 4-month rolling Supply Schedule for the period starting as soon as practical. The Schedule shall set forth the Product requirements for the forthcoming 4-month period. ZGM shall obtain from the Manufacturer its commitment for the allocation of plant capacity and resources for the production and delivery of sufficient Product to meet WUND requirements for that 4-month period. ZGM shall promptly inform WUND of any issues or adjustments to the Rolling Schedule required by Manufacturer. Throughout the term of this Agreement, WUND shall organize and maintain inventories of the Product in the Territory reasonably sufficient to meet its current 4-month requirements.

8.7. ZGM may establish for any Product a minimum sales price(s) to be charged by WUND unless expressly prohibited by applicable law. In such event the minimum sales price shall be determined by ZGM in accordance with the law. WUND shall not engage in any transaction where the Product price is less than the minimum sales price without the written approval of the ZGM authorized representative.

8.8. WUND shall issue a Purchase Order “PO” to ZGM in the procedure advised by ZGM for the quantity and timing of Product to be purchased. Any deviation in quantity or timing from the agreed upon schedule shall have been previously approved by ZGM in consultation with the Manufacturer, if required. ZGM will be responsible for prompt payment to the Manufacturer consistent with previous payment terms and conditions of the Manufacturer.

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8.9. ZGM shall issue an invoice to WUND consistent with the payment terms and conditions of the Manufacturer and will represent the actual direct cost of the Product as invoiced by Manufacturer. WUND will have the right to inspect copies of all invoices that ZGM receives from its contract manufacturer that are related to the direct cost of producing the final Product sold to WUND.

8.10. ZGM or Manufacturer shall notify WUND management just prior to the shipment of an order. ZGM or the Manufacturer shall be responsible for selecting the carrier to transport Product under appropriate shipping conditions (i.e., refrigerated) from the ZGM or Manufacturer facilities to the shipping address designated by WUND. The shipper shall have the Product delivered to WUND’s loading docks during normal business hours. VAT, freight collect and insurance shall be payable by ZGM and reimbursed by WUND as provided hereinafter. WUND shall be responsible for any additional services or fees related to the Product delivered as invoiced by Manufacturer’s normal practice; for example, travel, site visits, and additional Product testing.

8.11. The quantities of Product shipped by Manufacturer shall be within the time period set forth in the agreed upon Schedule. However, ZGM shall have no liability for delivery delays caused by any carrier's failure to meet the delivery times agreed to by such carrier. In the event shipping within the times specified above will not be possible, ZGM shall advise WUND by electronic mail the revised shipping date. If WUND requires additional Product beyond that provided in the current Schedule ZGM will use best efforts to obtain the additional Product.

8.12. Quantities of Product actually shipped by Manufacturer or ZGM may vary from the quantities specified in any Purchase Order by up to 10 percent and still be deemed to comply with such Purchase Order; provided, however, that WUND shall only be invoiced for the quantities that ZGM actually ships to WUND (the "Actual Quantity").

8.13. WUND shall be billed for the Product once an order has been shipped. Payment is due to be received by ZGM within 45 days of Product receipt by WUND. After the first sales of Product commence, WUND shall provide ZGM with accurate monthly financial statements and revenue and/or collection reports. All late payments from WUND shall be subject to interest for the period of late payment at the rate of 12 percent annual interest, compounded monthly.

8.14. All payments to ZGM hereunder shall be made in Dollars and shall be wired to an account designated by ZGM with the costs of any remittance shall be borne by WUND. All payments to be made by WUND under this Agreement shall be made in full, free and clear of and without any deduction of or withholding for or on account of any charge or taxes levied in any country or the Territory or elsewhere; provided that if the WUND shall be required by law to make any deduction or withholding from any payment to ZGM then:

(a) WUND shall ensure that such deduction or withholding does not exceed the minimum legal liability therefor; and

(b) WUND shall forward to ZGM such documentary evidence as may be required by ZGM in respect of the proposed deduction, withholding or payment; and

(c) Prior to any deduction or withholding the Parties shall attempt in good faith to agree upon revised mutually acceptable pricing and/or payment terms.

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8.15. In the event that WUND submits a Purchase Order which exceeds the quantity of Product specified for the corresponding period as set forth in the current Supply Schedule or which changes the Delivery Date specified on a previously submitted Purchase Order for the same period, ZGM will make a good faith effort to arrange the supply, but shall have no obligation to supply to WUND the amount of any such excess or to allow any such change in Delivery Date.

8.16. Neither a Supply Schedule nor a Purchase Order may specify a quantity of Product that is less than the minimum quantity for such Product as shall have been agreed to by the Parties in advance; provided, however, that if the amount specified in a Purchase Order is less than the minimum quantity but is an amount that is otherwise agreed to in writing by the Parties the minimum quantity requirement shall not apply to such Purchase Order.

8.17. The quantities of Product ordered shall be delivered within two (2) weeks of the scheduled delivery date set forth in the Purchase Order applicable to such quantities, provided, that ZGM shall have no liability for delivery delays caused by the Manufacturer or any carrier's failure to meet the delivery times agreed to by such carrier. Notwithstanding anything herein to the contrary, in the event delivery within the times specified above will not be possible, ZGM may request (in writing or electronic mail) an alternate delivery date and WUND shall not unreasonably withhold its consent (in writing or electronic mail) to such alternate Delivery Date. Title to and risk of loss with respect to Product shall pass from ZGM and the Manufacturer to WUND upon delivery of the Product to WUND. ZGM shall be responsible for procuring insurance for the transport of the Product from the ZGM or Manufacturer facilities to the shipping address designated by WUND and this insurance fee will also be reimbursed to ZGM by WUND upon receipt of Product by WUND.

8.18. WUND shall not enter into any agreement with any third party that contains provisions conflicting with the terms and conditions of this Agreement. In ordering and delivering Product, WUND and ZGM may use their respective standard forms, provided that nothing in those forms shall be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict herewith, the terms and conditions of this Agreement shall control.

8.19. WUND shall notify ZGM in writing of any claim relating to quantitative deficiencies from the shipping documentation in any shipment of Product for which WUND considers the Manufacturer or ZGM to be responsible within 15 days following receipt of any such shipment. Any claim for a quantitative deficiency from the applicable shipping documentation that is not made within such 15 days shall be deemed to have been waived by WUND and WUND shall be obligated to make payment for such Product.

8.20. In the event WUND determines there is a quantitative deficiency from the shipping documentation, the Parties shall investigate such deficiency and, if the Parties agree that there is a deficiency, the actual quantity shall be adjusted to reflect the Parties' agreement. ZGM shall have the option of rectifying any such deficiency that occurred prior to shipment by promptly arranging shipping of the appropriate quantities of Product to WUND, in which case the actual quantity shall be readjusted to include such shipment. WUND's exclusive remedy for any quantitative deficiencies shall be to pay only for the actual quantities shipped to it or, at ZGM's option, receive the appropriate quantities.

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8.21. WUND shall be responsible for providing all required information, notices, reports, and filings related to the Product to the appropriate national and state government authorities with respect to Medicaid, Medicare, and other such public financed or supported health programs. ZGM shall cooperate in these efforts by for example supplying any required pricing information not in the possession of WUND. WUND shall process, administer and be financially responsible for all rebates pursuant to any government rebate programs in the Territory and all commercial rebates, with respect to government claims for the Product.

8.22. DISCLAIMER OF WARRANTIES. EXCEPT AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE OR GIVEN BY EITHER PARTY HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OF ANY PRODUCT.

Article 9. CONFIDENTIALITY

9.1. The terms of this agreement shall be strictly confidential between the Parties hereto to the fullest extent permitted by Applicable Law. During the term of this Agreement and for a period of five (5) years after its expiration or termination, WUND shall keep confidential and not disclose to others or use for any purpose other than as expressly authorized herein, any confidential information supplied by ZGM or its employees or representatives and identified as confidential ("Confidential Information"). WUND shall ensure that its employees and agents shall likewise maintain the secrecy of Confidential Information, and shall comply with the confidentiality and non-use provisions of this Section.

9.2 The obligation of confidentiality shall not apply to the extent that WUND can establish that the Confidential Information at issue: (i) entered the public domain without WUND's breach of any obligation owed to the disclosing party; (ii) was permitted to be disclosed by ZGM's prior written consent; (iii) had become known to WUND from a source other than ZGM, other than by breach of a confidentiality obligation owed to ZGM; (iv) was disclosed by ZGM to a Third party without restrictions on its disclosure; or (v) was independently developed by WUND without breach of this Agreement. Further, disclosure may be made pursuant to a requirement of law, or of judicial or administrative process, provided that WUND shall promptly inform ZGM in advance of such disclosure so that ZGM may seek a protective order regarding the disclosed Confidential Information.

9.3. Each Party shall use, and cause each of its Affiliates to use, any Confidential Information obtained by it from the other Party or their respective Affiliates, pursuant to this Agreement or otherwise, solely in connection with the transactions contemplated hereby. The Parties shall have all officers and senior managers as the Parties will agree, execute enforceable confidentiality and non-compete agreements.

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9.4. Each Party shall be entitled, in addition to any other right or remedy it may have, at Applicable Law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining any other Party from any violation or threatened violation of this Article.

Article 10. REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1. ZGM hereby represents, warrants, and covenants the following:

10.1.1. ZGM is a corporation duly organized, existing and in good standing under the laws of Delaware, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers, and authorities herein granted.

10.1.2. The execution, delivery and performance of this Agreement do not conflict with, violate, or breach any agreement to which ZGM is a party, or ZGM' articles of incorporation or bylaws.

101.3. This Agreement has been duly executed and delivered by ZGM and is a legal, valid and binding obligation enforceable against ZGM in accordance with its terms.

10.1.4. ZGM shall comply with Applicable Law, consent decrees, and regulations of any federal, state, or other governmental authority.

10.1.5. To the best of ZGM's knowledge and belief as of the date of this Agreement, there are no issued or pending patent or trademark applications relating to the Product that would prevent WUND from using or selling the Product in the Territory for its Licensed Use.

10.2. WUND hereby represents, warrants, and covenants the following:

10.2.1. WUND is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power, and authority to enter into and perform this Agreement and to grant all of the rights, powers, and authorities herein granted.

10.2.2. The execution, delivery, and performance of this Agreement do not conflict with, violate, or breach any agreement to which WUND is a party, or WUND's articles of incorporation or bylaws.

10.2.3. This Agreement has been duly executed and delivered by WUND and is a legal, valid, and binding obligation enforceable against WUND in accordance with its terms.

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10.2.4. WUND shall comply with Applicable Law, consent decrees, and regulations of any federal, state, or other governmental authority.

10.2.5. WUND shall in good faith make its best efforts and make reasonable expenditures to market and promote sales of the Product for its Licensed Use in the Territory.

Article 11. INDEMNIFICATION

11.1. ZGM shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify, and hold WUND harmless from and against any and all losses, claims, suits, proceedings, expenses, recoveries, and damages, including reasonable legal expenses and costs including attorneys' fees, arising out of any claim by a third party relating to the Product, or any aspect of the performance of this Agreement, to the extent such liability results from the negligence or willful misconduct of ZGM, or any breach of a representation or warranty given herein by ZGM; provided, however, that WUND shall give ZGM prompt notice of any such claim or lawsuit and, provided further, that ZGM shall have the right to compromise, settle, or defend such claim or lawsuit.

11.2. WUND shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify, and hold ZGM harmless from and against any and all losses, claims, suits, proceedings, expenses, recoveries, and damages, including reasonable legal expenses and costs including attorneys' fees, arising out of any claim by a third party relating to any aspect of the performance of this Agreement, to the extent such liability results from the negligence or willful misconduct of WUND, or any breach of a representation or warranty given herein by WUND; provided, however, that ZGM shall give WUND prompt notice of any such claim or lawsuit and, provided further, that WUND shall have the right to compromise, settle, or defend such claim or lawsuit.

Article 12. TERMINATION

12.1. In the event either Party believes the other Party has breached this agreement, the non-breaching Party shall immediately notify the breaching Party, in writing pursuant to the notice provisions of this Agreement, of the breach (a “Breach Notice”). A Breach Notice shall state with specificity, the basis of alleged breach, including, but not limited to, citation to the specific provision of this Agreement the breaching Party is purportedly in violation of. Upon actual receipt of the Breach Notice, the alleged breaching Party shall have thirty (30) days to remedy the breach, unless the Parties agree to a longer period, in writing (the “Cure Period”). If, after expiration of the Cure Period, the breaching Party has not cured the breach, then the non-breaching Party may terminate this Agreement upon ten (10) days’ written notice to the defaulting Party.

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12.2. Either Party shall have the right to terminate this Agreement upon thirty (30) days’ notice to the other Party, if that other Party becomes involved in financial difficulties as evidenced: (a) by that other Party's commencement of a voluntary case under any applicable bankruptcy code or statute, or by its authorizing, by appropriate proceedings, the commencement of such a voluntary case; or (b) by its failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute within sixty (60) days after initiation of such action or petition; or (c) by its seeking relief as a debtor under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief; or (d) by the entry of an order by a court of competent jurisdiction finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization, or any modification or alteration of the rights of its creditors or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or (e) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property. The failure by a Party to exercise its right to terminate this Agreement pursuant to this Section in the event of any occurrence giving rise thereto shall not constitute waiver of the rights in the event of any subsequent occurrence.

12.3. Except as otherwise provided in this Agreement, upon the expiration or any termination of this Agreement: (a) All rights, privileges and licenses shall immediately terminate and revert to ZGM, and WUND shall not thereafter make any use whatsoever of any Technology or the Trademark, and shall not further market, sell, or distribute the Product; (b) WUND shall promptly return or provide to ZGM all Technology and other similar information regarding the Product; (c) WUND shall promptly destroy or transfer to ZGM at ZGM's election, all marketing, labeling, or advertising materials relating to the Product or Trademark; and (d) WUND shall promptly pay to ZGM all amounts due to ZGM pursuant to the terms of this Agreement.

12.4. The termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration. Such termination or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement. All of the Parties' rights and obligations under Articles 1, 5, 6, 7, 8, 9, 11, 12 and 13 shall survive any termination or expiration of this Agreement in accordance with their terms.

Article 13. MISCELLANEOUS

13.1. Neither Party shall be liable for any default or delay in such Party's performance if such default or delay is caused by any event beyond the reasonable control of such Party, including but not limited to: act of God; war or insurrection; civil commotion; destruction of essential facilities or materials by earthquake, fire, flood or storm; labor disturbance; epidemic; or other similar event; provided, however, that the Party so affected will give prompt notice of such event, and shall use its best efforts to avoid, remove, or alleviate such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

13.2. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises and representation, whether written or oral, between the Parties with respect to the subject matter hereof. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing, making specific reference to this Agreement, and signed duly by authorized representatives of both Parties. This Agreement shall not be strictly construed against either Party hereto.

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13.3. The relationship hereby established between ZGM and WUND is solely that of independent contractors. This Agreement shall not create an agency, partnership, joint venture, or employer/employee relationship, and nothing hereunder shall be deemed to authorize either Party to act for, represent or bind the other except as expressly provided in this Agreement.

13.4. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the Parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the Parties.

13.5. Neither Party may assign any right or obligation hereunder without the written consent of the other Party, except that ZGM may assign all of its rights and obligations hereunder to a ZGM Affiliate or to any entity to whom ZGM also assigns the Technology and ZGM may subcontract the manufacturing of Product. This Agreement shall be binding upon and inure to the benefit of the Parties' respective successors and assigns. Any attempted assignment in violation of this provision shall be void and of no effect.

13.6. This Agreement has been entered into in the State of Nevada USA and its interpretation, construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the State of Nevada as applied to agreements without application of choice of law rules. The Parties have each consulted with counsel of their choice regarding the Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly. Any disputes arising from or related to this Agreement shall be submitted to the applicable State or Federal Court in Nevada for resolution.

13.7. No waiver of any right under this Agreement shall be deemed effective unless contained in writing and signed by the Party charged with such waiver, and no waiver of any right shall be deemed to be a waiver of any future right or any other right arising under this Agreement. All rights, remedies, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation, or agreement.

13.8. Headings in this Agreement are included for ease of reference only and shall have no legal effect. This Agreement is written in the English language and if either Party translates this Agreement into a language other than English, the English version of this Agreement shall control. English shall be the language of all written and oral communication and between the Parties.

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13.9. Any notice, consent, or approval permitted or required under this Agreement shall be in writing and shall be sent by registered or certified mail, postage pre-paid, or by overnight courier, or by facsimile or telex (confirmed by mail), to the addresses set forth below or to such other address in the United States that the Parties may hereafter specify by notification in accordance herewith, and all notices shall be deemed to be effective on the date of receipt:

If to ZGM:	Dan Montano, CEO Zhittya Genesis Medicine, Inc. 3017 Carbondale Street, Las Vegas, Nevada 89135, with a simultaneous e-mail copy to: dan@zhittyamedicine.com; and jackjacobs@zhittyamedicine.com,

If to WUND:	John K. Laub, President Wund Healing BioPharmaceuticals Inc. 1120 N Town Center Drive, Suite 270, Las Vegas, NV 89144 with a simultaneous e-mail copy to: john.k.laub@gmail.com

13.10. Neither Party shall issue any press release or other publicity materials, or make any presentation with respect to the existence of this Agreement or the terms and conditions hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld. This restriction shall not apply to disclosures required by law or regulation, including as may be required in connection with any filings made with the US Securities and Exchange Commission or by the disclosure policies of a Stock Exchange or other Government Authority.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date and year first written above.

Zhittya Genesis Medicine, Inc.	Wund Healing BioPharmaceuticals Inc.
Sign: _____________________________________	Sign: _____________________________________
Name: Dan Montano	Name: John K. Laub
Title: CEO	Title: President
Date: December 21, 2022	Date: December 21, 2022

Signed Signature page attached at the end

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EXHIBIT A

Milestones for the Portfolio of ZGM Wound Healing Drugs

As of the date of this Agreement ZGM is in the process of developing Wound Healing drugs for the following medical indications:

(1)	Diabetic foot ulcers
(2)	Venous ulcers
(3)	Burns
(4)	Male Pattern Baldness
(5)	Topical surgical wounds (C-sections, cosmetic surgeries)
(6)	Pressure wounds (bedsores)
(7)	Internal surgical wounds (anastomoses)
(8)	Second Generation FGF-1 drugs as defined in Section 2.9 for the above medical indications

Below are the milestones and milestone payments for each of the above medical indications. The total of milestone payments for all indications shall not exceed $75 million. Once $75 million is reached WUND’s obligation to pay milestone payments shall be satisfied except with respect to the Option Rights as provided in Exhibit B below. The “RB” referenced below refer to the regulatory bodies of any Government Authority as defined in this Agreement.

1. Diabetic Foot Ulcers (DFUs)

Milestone	Payment ($ million)
Complete animal toxicity studies	0.2
Submit Phase I Clinical Protocol to RB	0.1
Phase I Protocol Accepted by RB	0.1
First Patient treated in Phase I clinical trial	0.1
Final Patient treated in Phase I clinical trial	0.5
Phase I Study Safety Endpoints Met	1.0
Submit Phase II Clinical Protocol to RB	0.1
Phase II Protocol Accepted by RB	0.25
First Patient treated in Phase II clinical trial	0.5
1/3 Patients treated in Phase II clinical trial	1.0
2/3 Patients treated in Phase II clinical trial	1.0
Submit “Breakthrough Drug Designation” application to RB	0.5
Final Patient treated in Phase II clinical trial	2.0
Phase II Study Unblinded and Efficacy Endpoints Met	5.0
“Breakthrough Drug Designation” approved by RB	5.0
If Breakthrough Drug Designation Obtained:
Submit New Drug Application (NDA) to RB for Commercial Sale of Drug	10.0

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RB Approval	10.0
If Breakthrough Drug Designation Not Obtained: End of Phase II Meeting with RB	0.5
Submit Phase III Clinical Protocol to RB	0.25
Phase III Protocol Accepted by RB	0.5
1/3 Patients treated in Phase III clinical trial	2.0
2/3 Patients treated in Phase III clinical trial	2.0
Final Patient treated in Phase III clinical trial	2.0
Phase III Study Unblinded and Efficacy Endpoints Met	5.0
Submit New Drug Application to RB for Commercial Sale of Drug	10.0
RB Approval	10.0

2. Venous Ulcer Drug
Milestone	Payment ($ million)
Complete animal toxicity studies	0.2
Submit Phase I Clinical Protocol to RB	0.1
Phase I Protocol Accepted by RB	0.1
First Patient treated in Phase I clinical trial	0.1
Final Patient treated in Phase I clinical trial	0.5
Phase I Study Safety Endpoints Met	1.0
Submit Phase II Clinical Protocol to RB	0.1
Phase II Protocol Accepted by RB	0.25
First Patient treated in Phase II clinical trial	0.50
1/3 Patients treated in Phase II clinical trial	1.0
2/3 Patients treated in Phase II clinical trial	1.0
Final Patient treated in Phase II clinical trial	2.0
Phase II Study Unblinded and Efficacy Endpoints Met	5.0
End of Phase II Meeting with RB	0.50
Submit Phase III Clinical Protocol to RB	0.25
Phase III Protocol Accepted by RB	0.50
1/3 Patients treated in Phase III clinical trial	2.0
2/3 Patients treated in Phase III clinical trial	2.0
Final Patient treated in Phase III clinical trial	2.0
Phase III Study Unblinded and Efficacy Endpoints Met	5.0
Submit NDA Application to RB	10.0
RB Approval	10.0

3. Burns:
Milestone	Payment ($ million)
Complete animal toxicity studies	0.2
Submit Phase I Clinical Protocol to RB	0.1
Phase I Protocol Accepted by RB	0.1
First Patient treated in Phase I clinical trial	0.1
Final Patient treated in Phase I clinical trial	0.5
Phase I Study Safety Endpoints Met	1.0

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Submit Phase II Clinical Protocol to RB	0.1
Phase II Protocol Accepted by RB	0.25
First Patient treated in Phase II clinical trial	0.50
1/3 Patients treated in Phase II clinical trial	1.0
2/3 Patients treated in Phase II clinical trial	1.0
Final Patient treated in Phase II clinical trial	2.0
Phase II Study Unblinded and Efficacy Endpoints Met	5.0
End of Phase II Meeting with RB	0.50
Submit Phase III Clinical Protocol to RB	0.25
Phase III Protocol Accepted by RB	0.50
1/3 Patients treated in Phase III clinical trial	2.0
2/3 Patients treated in Phase III clinical trial	2.0
Final Patient treated in Phase III clinical trial	2.0
Phase III Study Unblinded and Efficacy Endpoints Met	5.0
Submit New Drug Application to RB	10.0
RB Approval	10.0

4. Male Pattern Baldness
Milestone	Payment ($ million)
Complete proof of concept study in rodents	0.2
Complete animal toxicity studies	0.2
Submit Phase I Clinical Protocol to RB	0.1
Phase I Protocol Accepted by RB	0.1
First Patient treated in Phase I clinical trial	0.1
Final Patient treated in Phase I clinical trial	0.5
Phase I Study Safety Endpoints Met	1.0
Submit Phase II Clinical Protocol to RB	0.1
Phase II Protocol Accepted by RB	0.25
First Patient treated in Phase II clinical trial	0.50
1/3 Patients treated in Phase II clinical trial	1.0
2/3 Patients treated in Phase II clinical trial	1.0
Final Patient treated in Phase II clinical trial	2.0
Phase II Study Unblinded and Efficacy Endpoints Met	5.0
End of Phase II Meeting with RB	0.50
Submit Phase III Clinical Protocol to RB	0.25
Phase III Protocol Accepted by RB	0.50
1/3 Patients treated in Phase III clinical trial	2.0
2/3 Patients treated in Phase III clinical trial	2.0
Final Patient treated in Phase III clinical trial	2.0
Phase III Study Unblinded and Efficacy Endpoints Met	5.0
Submit New Drug Application to RB	10.0
RB Approval	10.0

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5. Topical Surgical Wounds
Milestone	Payment ($ million)
Complete animal toxicity studies	0.2
Submit Phase I Clinical Protocol to RB	0.1
Phase I Protocol Accepted by RB	0.1
First Patient treated in Phase I clinical trial	0.1
Final Patient treated in Phase I clinical trial	0.5
Phase I Study Safety Endpoints Met	1.0
Submit Phase II Clinical Protocol to RB	0.1
Phase II Protocol Accepted by RB	0.25
First Patient treated in Phase II clinical trial	0.50
1/3 Patients treated in Phase II clinical trial	1.0
2/3 Patients treated in Phase II clinical trial	1.0
Final Patient treated in Phase II clinical trial	2.0
Phase II Study Unblinded and Efficacy Endpoints Met	5.0
End of Phase II Meeting with RB	0.50
Submit Phase III Clinical Protocol to RB	0.25
Phase III Protocol Accepted by RB	0.50
1/3 Patients treated in Phase III clinical trial	2.0
2/3 Patients treated in Phase III clinical trial	2.0
Final Patient treated in Phase III clinical trial	2.0
Phase III Study Unblinded and Efficacy Endpoints Met	5.0
Submit New Drug Application to RB	10.0
RB Approval	10.0

6. Pressure wounds (bedsores)
Milestone	Payment ($ million)
Complete animal toxicity studies	0.2
Submit Phase I Clinical Protocol to RB	0.1
Phase I Protocol Accepted by RB	0.1
First Patient treated in Phase I clinical trial	0.1
Final Patient treated in Phase I clinical trial	0.5
Phase I Study Safety Endpoints Met	1.0
Submit Phase II Clinical Protocol to RB	0.1
Phase II Protocol Accepted by RB	0.25
First Patient treated in Phase II clinical trial	0.5
1/3 Patients treated in Phase II clinical trial	1.0
2/3 Patients treated in Phase II clinical trial	1.0
Final Patient treated in Phase II clinical trial	2.0
Phase II Study Unblinded and Efficacy Endpoints Met	5.0
End of Phase II Meeting with RB	0.5
Submit Phase III Clinical Protocol to RB	0.25
Phase III Protocol Accepted by RB	0.5
1/3 Patients treated in Phase III clinical trial	2.0
2/3 Patients treated in Phase III clinical trial	2.0
Final Patient treated in Phase III clinical trial	2.0
Phase III Study Unblinded and Efficacy Endpoints Met	5.0
Submit New Drug Application to RB	10.0
RB Approval	10.0

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7. Internal surgical wounds (anastomoses)
Milestone	Payment ($ million)
Complete animal toxicity studies	0.2
Submit Phase I Clinical Protocol to RB	0.1
Phase I Protocol Accepted by RB	0.1
First Patient treated in Phase I clinical trial	0.1
Final Patient treated in Phase I clinical trial	0.5
Phase I Study Safety Endpoints Met	1.0
Submit Phase II Clinical Protocol to RB	0.1
Phase II Protocol Accepted by RB	0.25
First Patient treated in Phase II clinical trial	0.5
1/3 Patients treated in Phase II clinical trial	1.0
2/3 Patients treated in Phase II clinical trial	1.0
Final Patient treated in Phase II clinical trial	2.0
Phase II Study Unblinded and Efficacy Endpoints Met	5.0
End of Phase II Meeting with RB	0.5
Submit Phase III Clinical Protocol to RB	0.25
Phase III Protocol Accepted by RB	0.5
1/3 Patients treated in Phase III clinical trial	2.0
2/3 Patients treated in Phase III clinical trial	2.0
Final Patient treated in Phase III clinical trial	2.0
Phase III Study Unblinded and Efficacy Endpoints Met	5.0
Submit New Drug Application to RB	10.0
RB Approval	10.0

8. Second Generation FGFs (payments for each medical indication)
Milestone	Payment ($ million)
Produce 2nd generation FGF-1 proteins	0.1
Complete animal toxicity and efficacy studies	0.2
Submit Phase I Clinical Protocol to RB	0.1
Phase I Protocol Accepted by RB	0.1
First Patient treated in Phase I clinical trial	0.1
Final Patient treated in Phase I clinical trial	0.5
Phase I Study Safety Endpoints Met	1.0
Submit Phase II Clinical Protocol to RB	0.1
Phase II Protocol Accepted by RB	0.25
First Patient treated in Phase II clinical trial	0.5
1/3 Patients treated in Phase II clinical trial	1.0
2/3 Patients treated in Phase II clinical trial	1.0
Final Patient treated in Phase II clinical trial	2.0
Phase II Study Unblinded and Efficacy Endpoints Met	5.0
End of Phase II Meeting with RB	0.5
Submit Phase III Clinical Protocol to RB	0.25
Phase III Protocol Accepted by RB	0.5
1/3 Patients treated in Phase III clinical trial	2.0
2/3 Patients treated in Phase III clinical trial	2.0
Final Patient treated in Phase III clinical trial	2.0
Phase III Study Unblinded and Efficacy Endpoints Met	5.0
Submit NDA Application to RB	10.0
RB Approval	10.0

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EXHIBIT B

Milestones for the Portfolio of ZRM’s Injectable/Infusion/Intranasal Drugs

Milestone Payments for the Portfolio of ZRM’s portfolio of Injectable, Infusion and Intranasal Drugs includes the potential drug treatment for the remediation and/or cure of the following medical indications:

(1)	Parkinson’s Disease
(2)	Stroke
(3)	Multi-infarct Dementia
(4)	Coronary Heart Disease
(5)	Peripheral Artery Disease
(6)	Lumbar Ischemia
(7)	Chronic Traumatic Encephalopathy (CTE)
(8)	Traumatic Brain Injury (TBI)
(9)	Alzheimer’s Disease
(10)	Huntington’s Disease
(11)	Amyotrophic Lateral Sclerosis (ALS)
(12)	Chronic Depression
(13)	Post Traumatic Stress Disorder (PTSD)
(14)	Multiple Sclerosis (MS)
(15)	Multiple Systems Atrophy (MSA)

Below are the Milestones and Milestone Payments for the development of each and any of the above listed medical indications. The total of Milestone Payments for all indications shall not exceed $300 million. Once $300 million is reached WUND’s obligation to pay Milestone Payments for any Injectable Infusion, and Intranasal Drug shall be satisfied. As identified by ZGM or a third party, additional medical indications that can be potentially treated with human FGF-1 may be added to the above EXHIBIT B list with the written agreement of both Parties.

The “RB” referenced below refers to the regulatory bodies of any Government Authority as defined in this Agreement.

Milestone Payments for each Injectable Infusion and Intranasal Drug for the Fifteen (15) Medical Indications noted above and any agreed additions thereto:

Milestone	Payment ($ million)
Complete animal toxicity studies	0.2
Submit Phase I Clinical Protocol to RB	0.1
Phase I Protocol Accepted by RB	0.5
First Patient treated in Phase I clinical trial	0.5
Final Patient treated in Phase I clinical trial	1.0
Phase I Study Safety Endpoints Met	2.0
Submit Phase II Clinical Protocol to RB	0.2
Phase II Protocol Accepted by RB	0.5

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First Patient treated in Phase II clinical trial	1.0
1/3 Patients treated in Phase II clinical trial	1.0
2/3 Patients treated in Phase II clinical trial	1.0
Submit “Breakthrough Drug Designation” application to RB	0.5
Final Patient treated in Phase II clinical trial	4.0
Phase II Study Unblinded and Efficacy Endpoints Met	15.0
“Breakthrough Drug Designation” approved by RB	25.0
If Expedited or Breakthrough Drug Designation Obtained: Submit NDA Application to RB	5.0
RB Approval	25.0
If Breakthrough Drug Designation Not Obtained: End of Phase II Meeting with RB	0.5
Submit Phase III Clinical Protocol to RB	0.5
Phase III Protocol Accepted by RB	1.0
1/3 Patients treated in Phase III clinical trial	2.0
2/3 Patients treated in Phase III clinical trial	2.0
Final Patient treated in Phase III clinical trial	2.0
Phase III Study Unblinded and Efficacy Endpoints Met	25.0
Submit NDA Application to RB	5.0
RB Approval	25.0

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